UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Apple Inc.

(Exact name of the registrant as specified in its charter)

California	001-36743

(State or other jurisdiction of incorporation or organization)	(Commission File Number)

One Apple Park Way

Cupertino, California 95014

(Address of principal executive offices) (Zip Code)

Katherine Adams

Senior Vice President,

General Counsel and Secretary

(408) 996-1010

(Name and telephone number, including area code, of the

person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended .

Section 1 – Conflict Minerals Disclosure

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

Conflict Minerals Disclosure

A copy of Apple Inc.’s (“Apple’s”) Conflict Minerals Report for the reporting period January 1, 2021 to December 31, 2021 is provided as Exhibit 1.01 hereto and is publicly available at investor.apple.com/sec-filings.*

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2021 to December 31, 2021.

* * * * *

*

The reference to Apple’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Apple Inc.

By:	/s/ Katherine Adams	Date: February 9, 2022
Katherine Adams
Senior Vice President,
General Counsel and Secretary

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